malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

March 12, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K/A dated March 12, 2015 of Sibannic, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as much as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ MaloneBailey, LLP
Houston, Texas

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